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                                 EXHIBIT 99.2

                  OPTION, VOTING AND INDEMNIFICATION AGREEMENT

     This Option, Voting and Indemnification Agreement ("Agreement") is made as of May 26, 1999, by and among ACX Technologies, Inc., a Colorado corporation ("ACX"), Golden Technologies Company, Inc., a Colorado corporation ("Stockholder," and together with ACX, collectively referred to as the "Selling Parties," and individually, a "Selling Party") and Kyocera International, Inc., a California corporation ("Parent"). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as that term is defined below).

                                    RECITALS

     A. Kyocera, GGC Acquisition Company, a Delaware corporation ("Merger Sub") and Golden Genesis Company, a Delaware corporation (the "Company") have entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement"), of even date herewith, pursuant to which Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into the Company (the "Merger").

     B. The Board of Directors of the Company has adopted resolutions approving the Merger pursuant to the Merger Agreement and this Agreement for purposes of making inapplicable the restrictions on "business combinations" imposed by
Section 203 of the Delaware General Corporation Law.

     C. In order to induce Parent to enter into the Merger Agreement, the Selling Parties have agreed to take certain actions and to refrain from taking other actions in connection with the Merger.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS.

     For purposes of this Agreement:

           (a) "COMPANY COMMON STOCK" shall mean the common stock, par value $.10 per share, of the Company.

           (b) An "EXERCISE EVENT" shall be deemed to have occurred if Parent shall have the right to terminate the Merger Agreement pursuant to Section 10.2(d) or 10.2(e) of the Merger Agreement.

           (c) "EXPIRATION DATE" shall mean the earlier of (i) the date upon which the Merger becomes effective (the "Effective Date"), (ii) the date upon which the Option Closing occurs, (iii) the date upon which the Merger Agreement is validly terminated pursuant to Section 10.1(a) or 10.1(c) of the Merger Agreement, and (iv) January 31, 2000 (the "Expiration Date").
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           (d)  Each Selling Party shall be deemed to "OWN" or to have acquired
"OWNERSHIP" of a security if it: (i) is the record owner of such security; or
(ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

           (e) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership, trust or other entity, or (iii) governmental authority.

           (f) "RESTRICTED PERIOD" shall mean the period from the date of this Agreement through the Expiration Date.

           (g) "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by the Selling Parties as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which each Selling Party acquires Ownership during the Restricted Period.

           (h) A Person shall be deemed to have effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

SECTION 2.  TRANSFER OF SUBJECT SECURITIES.

     2.1 NO TRANSFER OF SUBJECT SECURITIES. During the Restricted Period, neither Selling Party shall cause or permit any Transfer of any of the Subject Securities to be effected. Any Transfer in violation of this Section 2.1 shall be null and void ab initio.
                 -- ------

     2.2 NO TRANSFER OF VOTING RIGHTS. Each Selling Party shall ensure that, during the Restricted Period: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted other than to Parent pursuant to this Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

SECTION 3.  VOTING OF SHARES.

     3.1 VOTING AGREEMENT. Each Selling Party agrees that, during the Restricted
Period:

         (a) at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, it shall (unless otherwise directed in writing by Parent) cause all outstanding shares of Company Common Stock (and any other Subject Securities having voting rights) that are Owned by such Selling Party as of the record date fixed for such meeting to be voted (i) FOR the approval and adoption of the Merger Agreement and the approval of the Merger, and FOR each of the other actions contemplated by the Merger

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Agreement, and (ii) AGAINST any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and AGAINST any action or agreement that would impede, interfere with, delay, postpone, attempt to discourage the Merger or otherwise materially adversely affect the Merger, including, without limitation, any action or agreement with respect to an Acquisition Transaction with any Person (other than Parent or Merger Sub); and

           (b) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement, with respect to the approval of the Merger or with respect to any of the other actions contemplated by the Merger Agreement, it shall (unless otherwise directed in writing by Parent) cause to be validly executed, with respect to all outstanding shares of Company Common Stock (and any other Subject Securities having voting rights) that are Owned by such Selling Party as of the record date fixed for the consent to the proposed action, a written consent or written consents (i) FOR the approval and adoption of the Merger Agreement and the approval of the Merger, and FOR each of the other actions contemplated by the Merger Agreement, and (ii) AGAINST any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and AGAINST any action or agreement that would impede, interfere with, delay, postpone, attempt to discourage the Merger or otherwise materially adversely affect the Merger, including, without limitation, any action or agreement with respect to an Acquisition Transaction with any Person (other than Parent or Merger Sub).

3.2  PROXY; ADDITIONAL PURCHASES; FURTHER ASSURANCES.

           (a) Contemporaneously with the execution of this Agreement: (i) each Selling Party shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein (individually, a "Proxy," and collectively, the "Proxies"); and (ii) each Selling Party shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Selling Party.

           (b) Each Selling Party shall, at its own expense, perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

SECTION 4.  THE OPTION

4.1 Each Selling Party hereby grants to Parent an unconditional, irrevocable option (the "Option") to purchase on one occasion, subject to the terms hereof, all of the Subject Securities Owned by such Selling Party (other than the 500,000 shares of Company Common Stock Owned by Robert Kaufmann with respect to which ACX has voting power) at any time on or prior to the Expiration Date if after the date of this Agreement an Exercise Event occurs. Following the occurrence of an Exercise Event, Parent may purchase: (i) all (but not less than all) Subject Securities consisting of Company Common Stock at a purchase price of $2.33 per

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share (as adjusted pursuant to Section 4.2 below, the "Standard Option Price"), and (ii) all or any part of any other Subject Securities at a purchase price equal to that paid by such Selling Party for such Subject Securities (the "Other Option Price"). If Parent wishes to exercise the Option, it shall send to the Selling Parties a written notice (the date of which is referred to herein as the "Notice Date") on or prior to the Expiration Date specifying (i) which Subject Securities not consisting of Company Common Stock Parent will purchase, if any, and (ii) a place and date not later than the later of (A) five (5) business days from the Notice Date and (B) notwithstanding the Expiration Deadline (but in any event not later than March 15, 2000), two (2) business days following the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for the closing of such purchase (the "Option Closing"). At the Option Closing, Parent shall pay to each Selling Party the aggregate purchase price for the Subject Securities sold by such Selling Party in immediately available funds by a wire transfer to a bank account designated by such Selling Party; provided that failure or refusal of such Selling Party to designate such a bank account shall not preclude Parent from exercising the Option. At the Option Closing, simultaneously with the payment of the aggregate Standard Option Price and the Other Option Price, if applicable, by Parent, each Selling Party shall deliver to Parent a certificate or certificates representing the Subject Securities accompanied by duly executed stock powers. If prior notification to or approval of any governmental authority is required (or if any waiting period must expire or be terminated) in connection with the exercise of the Option, the Selling Parties shall promptly cause to be filed, if applicable, the required notice or application for approval and shall expeditiously process the same (and the Selling Parties shall cooperate with Parent in the filing of any such notice or application required to be filed by Parent and the obtaining of any such approval required to be obtained by Parent), and notwithstanding anything to the contrary set forth in this Agreement, the Expiration Deadline may be extended by Parent to a date not more than three (3) business days after the date on which any required notification has been made, approval has been obtained or waiting period has expired or been terminated; provided, however, that in no event may the Expiration Deadline be extended beyond March 15, 2000.

     4.2 If at any time the Company shall (i) pay a dividend (other than regular cash dividends) or otherwise make a distribution to the holders of Company Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock or combine its outstanding shares of Company Common Stock into a smaller number of shares of Company Common Stock,
(iii) reorganize its capital, reclassify its capital stock, consolidate or merge with or into another entity or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another entity or (iv) engage in any similar dilutive transaction, the parties agree to adjust the Standard Option Price and/or the number of shares of Company Common Stock (or Company Common Stock obtainable upon conversion of other Subject Securities, if applicable) subject to the Option as necessary and equitable in order to ensure that Parent shall receive, upon exercise of the Option, the number of shares of Company Common Stock (or Company Common Stock obtainable upon conversion of other Subject Securities, if applicable) which Parent would have received in connection with or as a result of such dividend, distribution or other transaction, if it had exercised the Option immediately prior to (i) the record date for any such dividend or other distribution or (ii) the effective time of any such other transaction.

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     4.3 Until exercise of the Option, all rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Selling Parties, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct either Selling Party in the voting of any of the Subject Securities, except as otherwise provided herein and in the Proxies, or the performance of either Selling Party's duties or responsibilities as a stockholder of the Company.

SECTION 5.  WAIVER OF APPRAISAL RIGHTS.

     Each Selling Party hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that such Selling Party or any other Person may have by virtue of the ownership of any Subject Securities.

SECTION 6.  NO SOLICITATION.

     6.1 During the Restricted Period, each Selling Party shall, and shall direct its officers, directors, employees, representatives and agents (including, without limitation, its attorneys, investment bankers and accountants) to, refrain from any discussions and negotiations with any parties other than Parent and Merger Sub with respect to any proposal relating to an Acquisition Transaction, and agrees that it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives (including, without limitation, its attorneys, investment bankers and accountants), directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to an Acquisition Transaction or initiate, negotiate, explore or otherwise engage in substantive communications in any way with any Person (other than Merger Sub, Parent and their directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction. Without limiting the generality of the foregoing, each Selling Party agrees that during the Restricted Period, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives (including, without limitation, its attorneys, investment bankers and accountants) to request that the Company waive its right of first refusal, under the Stock Purchase Agreement, dated November 15, 1996, among Stockholder, New World Power Corporation and the Company, to purchase all shares of Company Common Stock that Stockholder and its subsidiaries may from time to time propose to sell.

     6.2 ACX agrees that if either J. Michael Davis or Jeffrey C. Brines (each, a "Company Employee") becomes an employee of ACX or any of its affiliates, ACX shall, for a period 18 months after such employment commences, not permit such Company Employee to do either of the following for the benefit of ACX or such affiliate, as the case may be: (a) cause or attempt to cause any employee, agent or contractor of the Company, to terminate his or her employment, agency or contractor relationship with the Company; interfere or attempt to interfere with the relationship between the Company and any employee, contractor or agent of the Company; hire or attempt to hire any employee, agent or contractor of the Company; or conduct business of any kind with any Company contractor; or (b) solicit business from or conduct business with any customer or client served by the Company while he was an employee

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of the Company; or interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company or any affiliate was involved while he was an employee of the Company.

SECTION 7.  ASSIGNMENT OF SOLAR ELECTRIC ASSETS.

     Contemporaneously with the execution of this Agreement, the Selling Parties and Golden International, Inc., a Colorado corporation (or any successor-in-interest to Golden International, Inc., "Photon Subsidiary") shall execute and deliver to Parent, an Assignment and Bill of Sale in the form of Exhibit B hereto (the "Assignment"), assigning, as of the Effective Time, to the Company, all of their right, title and interest in and to the following (collectively, the "Solar Electric Assets"): all Intellectual Property owned by them (whether or not developed by them) for use in (a) solar electric applications and (b) the manufacture of CdTe thin film modules (or otherwise relating thereto) other than any such Intellectual Property in which PE Limited Liability Company has an interest. The Solar Electric Assets shall be assigned to the Company on an as-is, where-is basis, without any representation or warranty except as set forth in Section 9.

SECTION 8.  REPAYMENT OF CERTAIN COMPANY INDEBTEDNESS.

     Parent agrees that if the indebtedness of the Company owing to the Selling Parties listed on Schedule 1 hereto (the "Intercompany Indebtedness") is not paid in full as of the Effective Time, Parent shall cause the Intercompany Indebtedness to be paid in full immediately after the Effective Time but no later than twenty-four (24) hours thereafter. Additionally, to the extent Stockholder and/or ACX, as the case may be, attempt to obtain releases from the guaranties of obligations of the Company listed on Exhibit D hereto (the "Guaranties"), Parent shall offer to be substituted as guarantor under the Guaranties, in the place and stead of Stockholder or ACX, as the case may be, and shall use best commercial efforts to effect such substitution.

SECTION 9.  REPRESENTATIONS AND WARRANTIES OF EACH SELLING PARTY.

     Each Selling Party hereby represents and warrants to Parent as to itself (and as to Photon Subsidiary) as follows:

9.1 AUTHORIZATION, ETC. It has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, the Assignment and its Proxy and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Assignment and its Proxy have been duly and validly authorized and approved by its Board of Directors and its stockholders to the extent required by applicable law and its Certificate or Articles of Incorporation, bylaws or other charter documents and no other corporate proceedings are necessary to authorize this Agreement, the Assignment or its Proxy. This Agreement, the Assignment and its Proxy have been duly and validly executed and delivered by it and constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Photon Subsidiary has the absolute and unrestricted right, power, authority and capacity to execute and deliver the Assignment and to

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perform its obligations thereunder. The execution and delivery of the Assignment has been duly and validly authorized and approved by Photon Subsidiary's Board of Directors and its stockholders to the extent required by applicable law. The Assignment has been duly and validly executed and delivered by Photon Subsidiary and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     9.2   NO CONFLICTS OR CONSENTS.

           (a) The execution and delivery of this Agreement, the Assignment and its Proxy by it do not, and the performance of this Agreement, the Assignment and its Proxy by it will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to it or by which it or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities or the Solar Electric Assets pursuant to, any contract to which it is a party or by which it or any of its affiliates or properties is or may be bound or affected, except in the case of clause (i) or (ii) above where any of such events would not have a material adverse effect on it or otherwise impair its ability to satisfy its obligations hereunder.

           (b) The execution and delivery of the Assignment by Photon Subsidiary do not, and the performance of the Assignment by it will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to it or by which it or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Solar Electric Assets pursuant to, any contract to which it is a party or by which it or any of its affiliates or properties is or may be bound or affected, except in the case of clause (i) or (ii) above where any of such events would not have a material adverse effect on it or otherwise impair its ability to satisfy its obligations hereunder.

           (c) The execution and delivery of this Agreement, the Assignment and its Proxy by it do not, and the performance of this Agreement, the Assignment and its Proxy by it will not, require any consent or approval of any Person.

           (d) The execution and delivery of the Assignment by Photon Subsidiary will not when executed, and the performance of the Assignment by it will not, require any consent or approval of any Person.

     9.3 TITLE TO SECURITIES. As of the date of this Agreement: (a) Stockholder holds of record 8,399,327 shares of Company Common Stock, free and clear of all liens, pledges, claims, charges, security interests, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, or other encumbrances of any kind and Stockholder is not the

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"beneficial owner" (as such term is used in Section 1(d)) of any additional shares of Company Common Stock; (b) ACX holds of record 530,052 shares of Company Common Stock and is the "beneficial owner" (as such term is used in Section 1(d)) of an additional 500,000 shares of Company Common Stock, free and clear of all liens, pledges, claims, charges, security interests, options, rights of first refusal, agreements, limitations on ACX's voting rights, or other encumbrances of any kind; (c) neither Selling Party owns any options, warrants or other rights to acquire shares of Company Common Stock (by purchase, conversion or otherwise); and (d) neither Selling Party directly or indirectly Owns any shares of capital stock or other securities of the Company other than the those specified in this Section 9.3.

     9.4 TITLE TO SOLAR ELECTRIC ASSETS. Each Selling Party and Photon Subsidiary will have good and marketable title to those Solar Electric Assets which it is assigning to the Company pursuant to the Assignment when those Solar Electric Assets are assigned, free and clear of all liens, other than Permitted Liens, and it has not granted any license or distribution rights with respect to any of its Solar Electric Assets to any third-party which will be in existence at the time of the assignment of such Solar Electric Assets.

     9.5 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement, will be accurate in all material respects at all times through the Expiration Date and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date.

SECTION 10.INDEMNIFICATION AND RELEASE.

     10.1 Subject to the limitations set forth in Sections 10.4 and 10.5 below, ACX shall, from and after the Effective Time, indemnify, defend and hold harmless (a) the Company, (b) each of the Company's stockholders, directors, officers, employees, agents, attorneys and representatives, and (c) solely as to clause (iv) below, the persons currently serving as trustees of the Company's 401(k) Plan, from and against any and all Losses (as hereinafter defined) which may be incurred or suffered by any such party and which may arise out of or result from (i) any breach of any representation or warranty contained in this Agreement, or the failure of any of the Selling Parties or Photon Subsidiary to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained this Agreement, the Assignment or in the Proxies, (ii) any breach by the Company of any representation or warranty contained in the Merger Agreement or in any other Company Document solely to the extent any such representation or warranty applies to either Solartec Sociedad Anonima, a corporation organized under the laws of the Republic of Argentina and a wholly owned subsidiary of the Company (the "Argentinean Sub") or Golden Genesis do Brasil Energia Renovavel, Ltda., a corporation organized under the laws of the Federative Republic of Brazil and a wholly owned subsidiary of the Company (the "Brazilian Sub"), (iii) any breach by the Selling Parties of any representation or warranty contained in that certain Share Purchase Agreement, dated as of September 4, 1998, among the Selling Parties and the Company (the "1998 Share Purchase Agreement"), or (iv) the failure of the Company's 401(k) Plan to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, and any remedial action required to satisfy such requirements (whether or not initiated by the Internal Revenue Service or the Company). As used herein, "Losses" shall mean all damages, awards, judgments, assessments,

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fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys', accountants' investment bankers' and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to the other provisions of this Section 10, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

     10.2 If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which ACX is obligated to provide indemnification pursuant to Section 10.1, the Indemnified Party shall promptly give the ACX written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the ACX for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the ACX (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the ACX shall not have taken control of such suit after notif ication thereof as provided in Section 10.3.

     10.3 In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the ACX at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the ACX (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the ACX, but in no event shall ACX be liable for the costs and expenses of more than one such separate counsel. If the ACX assumes the defense of any such claim or legal proceeding, the ACX shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The ACX shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the ACX pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and
(iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business

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     10.4   Notwithstanding anything to the contrary stated in the Merger
Agreement or the 1998 Share Purchase Agreement, each of the following representations and warranties (the "Specified Representations and Warranties") and the covenant to indemnify with respect to the matters set forth in clause
(iv) of Section 10.1 shall survive the Closing and shall thereafter terminate and expire on the first (1st) anniversary of the Closing Date, unless before such date, an Indemnified Party has delivered to ACX a written notice of a claim with respect thereto: (i) the representations and warranties of the Selling Parties contained in this Agreement, (ii) the representations and warranties of the Company contained in the Merger Agreement or any Company Document, in any case, relating to either the Argentinean Sub or the Brazilian Sub, and (iii) the representations and warranties of the Selling Parties in the 1998 Share Purchase Agreement.

     10.5 The aggregate amount of all claims arising under clauses (ii), (iii) and (iv) of Section 10.1 hereof shall not exceed $250,000.

     10.6 In consideration of the payment to each Selling Party at the Closing, effective as of the Effective Time, the Selling Parties jointly and severally release and discharge the Company and each of the Subsidiaries, and each of their respective shareholders, affiliates, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which they or either of them may now or hereafter have against any such Persons by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Effective Time, other than any obligations of the Company to either of them with respect to any Intercompany Indebtedness not paid in full as of the Effective Time.

SECTION 11. ADDITIONAL COVENANTS OF THE SELLING PARTIES.

     11.1 FURTHER ASSURANCES. From time to time and without additional consideration, each of the Selling Parties shall (at its sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at its sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     11.2 LEGEND. Immediately after the execution of this Agreement (and from time to time upon the acquisition by either Selling Party of Ownership of any shares of Company Common Stock prior to the Expiration Date), each Selling Party shall ensure that each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by such Selling Party and which are held in certificated form bears a legend in the following form:

     THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF THE OPTION, VOTING AND INDEMNIFICATION AGREEMENT DATED AS OF MAY 26, 1999, AMONG ACX TECHNOLOGIES, INC., GOLDEN TECHNOLOGIES COMPANY, INC. AND KYOCERA

INTERNATIONAL, INC., A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF GOLDEN GENESIS COMPANY.

SECTION 12. MISCELLANEOUS.

     12.1 EXPENSES. Each party will pay that party's costs and expenses, including attorney and accountant fees, in connection with this Agreement and the transactions contemplated by this Agreement.

     12.2   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Subject to
Section 10.4, all representations, warranties, covenants and obligations of each Selling Party contained in this Agreement shall survive the Expiration Date and the Closing.

     12.3 INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of the Selling Parties set forth in this Agreement shall be construed as independent of any other agreement or arrangement between any Selling Party, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by any Selling Party against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against such Selling Party.

     12.4 SPECIFIC PERFORMANCE. Each Selling Party agrees that in the event of any breach or threatened breach by it of any covenant, obligation or other provision contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Each Selling Party further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.4, and it irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     12.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by FedEx or other nationally recognized next-day courier, telecopied with confirmation of receipt, or mailed first class, postage prepaid, by certified mail, return receipt requested, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified below. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by certified mail, in the manner set forth above, within three (3) business days thereafter.

     If to Parent:

               Kyocera International, Inc.
               8611 Balboa Avenue
               San Diego, California 92123-1580
               Attention:  President
               Fax No.:  (619) 492-1456

     With a copy to:

               Loeb & Loeb LLP
               1000 Wilshire Boulevard, Suite 1800
               Los Angeles, California 90017
               Attention:  Kenneth R. Benbassat, Esq.
               Fax No.:  (213) 688-3460

     If to Stockholder or ACX, to:

                ACX Technologies, Inc.
                16000 Table Mountain Parkway
                Golden, Colorado 80403
                Attention:  Jed Burnham
                Fax No.:  (303) 271-7055

     With a copy to:
                ACX Technologies, Inc.
                16000 Table Mountain Parkway
                Golden, Colorado 80403
                Attention:  Jill B.W. Sisson, Esq.
                Fax No.:  (303) 271-7055

     12.6 SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     12.7 APPLICABLE LAW; JURISDICTION. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO

PRINCIPLES OF CONFLICTS OF LAW. In any action between the parties hereto, whether arising out of this Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.5.

     12.8 WAIVER. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.9 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Selling Party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.10 CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.11 ENTIRE AGREEMENT. This Agreement, the Assignment and the Proxies set forth the entire understanding of Parent and the Selling Parties relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and any Selling Party relating to the subject matter hereof and thereof.

     12.12 NON-EXCLUSIVITY. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of each Selling Party under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Selling Party's obligations, or the rights or remedies of Parent, under the Assignment or any Proxy; and nothing in the Assignment or any Proxy shall limit any Selling Party's obligations, or any of the rights or remedies of Parent, under this Agreement.

     12.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Selling Parties.

     12.14 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Selling Party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Selling Party and its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

     12.15 THIRD-PARTY BENEFICIARY. The Company and the trustees of the Company's 401(k) Plan are intended to be a third-party beneficiary of the agreements of the parties hereto set forth in Sections 7 and 10 hereof.

     12.16 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     12.17  CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     IN WITNESS WHEREOF, Parent and the Selling Parties have caused this Agreement to be executed as of the date first written above.

                              PARENT:

                              Kyocera International, Inc.

                              By:   /s/ Rodney N. Lanthorne
                                 _______________________________________________
                                 Title:  President

                              STOCKHOLDER:

                              Golden Technologies Company, Inc.

                              By:   /s/ Jeffrey H. Coors
                                 _______________________________________________
                                 Title:  President

                              ACX Technologies, Inc.

                              By:   /s/ Joseph Coors, Jr.
                                 _______________________________________________
                                 Title:  President and Chief Executive Officer

                                   EXHIBIT A

                           FORM OF IRREVOCABLE PROXY

     The undersigned stockholder of Golden Genesis Company, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Kyocera International, Inc., a California corporation ("Parent"), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the ______________ shares of common stock of the Company owned of record by the undersigned as of the date of this proxy, and (ii) any and all other shares of capital stock (whether common or preferred) of the Company which the undersigned may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest, is granted in connection with the execution and delivery of the Voting and Indemnification Agreement, of even date herewith, among Parent, [ACX Technologies, Inc.] [Golden Technologies Company, Inc.] and the undersigned (the "Voting Agreement") and is granted in consideration of Parent entering into the Agreement and Plan of Merger, of even date herewith, among Parent, GGC Acquisition Company ("Merger Sub") and the Company (the "Merger Agreement").

     The attorney and proxy named above (and its successors) will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any solicitation of written consents from stockholders of the Company (i) FOR the approval and adoption of the Merger Agreement and the approval of the merger contemplated thereby (the "Merger"), and FOR each of the other actions contemplated by the Merger Agreement, and (ii) AGAINST any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and AGAINST any action or agreement that would impede, interfere with, delay, postpone, attempt to discourage the Merger or otherwise materially adversely affect the Merger, including, without limitation, any action or agreement with respect to an Acquisition Transaction (as defined in the Merger Agreement) with any person or entity (other than Parent or Merger Sub). The undersigned may vote the Shares on all other matters.

     This proxy shall be binding upon the permitted successors and assigns of the undersigned.

     If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then
(a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

     This proxy shall terminate upon the valid termination of the Voting Agreement.

Dated: _______________, 1999

                              [Golden Technologies Company, Inc.]

                              [ACX Technologies, Inc.]

                              By:____________________________________
                                 Name:_______________________________
                                 Title:______________________________

                                   EXHIBIT B

                      FORM OF BILL OF SALE AND ASSIGNMENT

     This Bill of Sale and Assignment is made and entered into this ____ day of ______________, 1999, by and among ACX Technologies, Inc., a Colorado corporation ("ACX"), Golden Technologies Company, Inc., a Colorado corporation ("GTC"), Golden International, Inc. a Colorado corporation (collectively "Assignors") and Golden Genesis Company, a Delaware corporation (hereinafter "Assignee") and is made with reference to the following:

     A. Concurrently herewith, Kyocera International, Inc., a California corporation ("Parent"), GGC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Assignee, more than fifty percent of whose outstanding shares of capital stock are held by GTC, are entering into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Assignee (the "Merger").

     B. In order to induce Parent to enter into the Merger Agreement, concurrently herewith, ACX, GTC and Parent are entering into an Option, Voting and Indemnification Agreement (the "Subject Agreement"), which provides, among other things, for the assignment by Assignors to Assignee of certain assets of Assignors hereinbelow described.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE 1
                                  ASSIGNMENT
                                  ----------

     For valuable consideration, the receipt and sufficiency of which Assignors hereby acknowledge, each Assignor, pursuant to and in compliance with the Subject Agreement, does, effective as of the Effective Time, hereby sell, convey, transfer, assign and deliver to Assignee, and Assignee does, effective as of the Effective Time, hereby accept from each Assignor, all of such Assignor's right, title and interest in and to all of the following interests and assets (the "Transferred Assets"):

     All Intellectual Property (as defined below) owned by such Assignor (whether or not developed by such Assignor) for use in (a) solar electric applications, and (b) the manufacture of CdTe thin film modules (or otherwise relating thereto) other than any such Intellectual Property in which PE Limited Liability Company has an interest. As used herein, "Intellectual Property" shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), proprietary software, proprietary rights and copies and tangible embodiments thereof (in whatever form or medium).

     TO HAVE AND TO HOLD all such interests and assets hereby assigned, transferred and conveyed unto Assignee, its successors and assigns, to its and their own use and behalf forever.

                                   ARTICLE 2
                               FURTHER ASSURANCES
                               ------------------

     Assignors shall, as promptly as practicable after the date hereof, prepare a list describing in detail all Transferred Assets (including, without limitation, all registrations thereof or applications to register such Transferred Assets). Additionally, at any time and from time to time after the date hereof, upon the request of Assignee, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further actions, as shall be necessary or desirable to give effect to the transactions hereby consummated and to collect and reduce to the possession of Assignee any and all of the interests and assets hereby transferred to Assignee. Without limiting the generality of the foregoing, each Assignor hereby appoints Assignee, and its successors and assigns, the true and lawful attorney of such Assignor, in the name of Assignee or in the name of such Assignor but for the benefit and at the expense of Assignee, to demand and receive any and all interests and assets hereby transferred; to give releases and acquittances for or in respect of the same or any part thereof; to endorse, collect and deposit any checks, drafts or other instruments payable to such Assignor which constitute accounts receivable hereby assigned or relate to payments for goods and/or services provided by such Assignor or Assignee in connection with the accounts or rights under contract hereby assigned; to institute and prosecute, in the name of such Assignor or otherwise, any and all proceedings at law, in equity or otherwise, which Assignee, or its successors and assigns, may deem necessary or advisable to collect, assert or enforce any claim, right, title, debt or account hereby assigned; and to defend and compromise any and all actions, suits or proceedings in respect of any of the interests and assets hereby assigned that Assignee, or its successors or assigns, shall deem necessary or advisable. Assignor hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable.

                                   ARTICLE 3
                                  TERMINATION
                                  -----------

     This Bill of Sale and Assignment shall automatically terminate and be of no further force or effect upon the valid termination of the Merger Agreement.

                                   ARTICLE 4
                             SUCCESSORS AND ASSIGNS
                             ----------------------

     This Instrument and the covenants and agreements herein contained shall inure to the benefit of Assignee and shall bind each Assignor and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale and Assignment as of the day and year first hereinabove written.

                              "Assignors"

                              ACX Technologies, Inc.

                              By:_______________________________
                                 Its:___________________________

                              Golden Technologies Company, Inc.

                              By:_______________________________
                                 Its:___________________________

                              Golden International, Inc.

                              By:_______________________________
                                 Its:___________________________

                              "Assignee"

                              Golden Genesis Company

                              By:_______________________________
                                 Its:
                                 _______________________________

                                   EXHIBIT C

                              INTERCOMPANY LOANS*

$3,600,000 Note Payable between Golden Technologies Company, Inc. and Golden Genesis Company dated September 3, 1998 and accrued interest due of $158,516.13

$4,750,000 Line of Credit between ACX Technologies, Inc. and Golden Genesis Company dated November 30, 1997 and accrued interest due of $135,573.87

$471,000 Promissory Note between Golden International, Inc., formerly Golden Genesis Company, and Golden Genesis do Brazil dated December 1, 1997 and accrued interest due of $74,446.07

$200,000 Promissory Note between Golden Technologies Company, Inc. and Golden Genesis do Brazil, formerly New World Power do Brazil dated January 15, 1997 and accrued interest due of $51,823.30

Accounts payable to Golden International, Inc. of $273,965.63

Accounts payable to Coors Porcelain Company of $6,974.00

Accounts payable to ACX Technologies, Inc. of $88,668.21

*Amounts due are subject to change by transactions in the normal course of business.

                                   EXHIBIT D

                                   GUARANTIES

Up to $700,000 Guaranty of obligations due by Solartec S.A. as Borrower to ABN AMRO Bank N.V. and its affiliates dated April 10, 1997.

Guaranty by ACX Technologies, Inc. in favor of Acoma Properties Limited Partnership in connection with an office lease dated December 5, 1997 pursuant to which Acoma Properties Limited Partnership leases Suite 1, Acoma Business Center, 7812 E. Acoma, Scottsdale, Arizona to Golden Genesis Company.